Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of IdentifySensors Biologics Corp.

We hereby consent to the inclusion in the forgoing Offering Circular of IdentifySensors Biologics Corp. (the “Company”) on the Form 1-A of our report dated October 28, 2022 relating to our audit of the balance sheet as of June 30, 2022, and statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended. Our report dated October 28, 2022, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Meaden & Moore, Ltd.

Certified Public Accountants

June 14, 2023

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ADDITIONAL GUIDANCE AND PRACTICE POINTS

1.	The language in parenthesis “and the effectiveness of internal control over financial reporting” is required if the S-1 incorporates the auditor’s reports by reference or includes/incorporates by reference the auditor’s internal control report. If the dates of the audit report on the consolidated financial statements and the report on internal control are different, modify the language to identify the appropriate dates of each report.

The auditor should refer to Chapter 25, “Auditor’s Reports,” for further guidance on SEC rules and regulations.

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